Exhibit g(2)

FOREIGN SECURITIES DEPOSITORIES

DELEGATION AGREEMENT

Agreement dated June 30, 2014, among Allianz Global Investors Fund Management LLC (“AGI Fund Management”) and Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), and accepted and agreed to by AllianzGI Institutional Multi-Series Trust (the “Trust”).

WHEREAS, AGI Fund Management serves as investment manager to the Trust pursuant to an Investment Management Agreement between the Trust and AGI Fund Management dated June 30, 2014 (the “Management Agreement”);

WHEREAS, AllianzGI U.S. may serve as sub-adviser to one or more series (each a “Portfolio” and, collectively, the “Portfolios”) of the Trust pursuant to a Sub-Advisory Agreement with AGI Fund Management dated June 30, 2014 (the “Sub-Advisory Agreement”);

WHEREAS, the Portfolios are authorized to invest a portion of their assets in investments (including foreign currencies) for which the primary market is outside of the United States, and any cash and cash equivalents that are reasonably necessary to effect the Portfolios’ transactions in those investments;

WHEREAS, the Trust has entered into a Custodian Agreement dated as of June     , 2014 (the “Custodian Agreement”) with State Street Bank and Trust Company (“the Custodian”);

WHEREAS, the Custodian Agreement is intended, in part, to comply with the requirements of Rule 17f-5 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17f-7 under the 1940 Act, and contemplates that the Portfolios’ assets may be maintained outside of the United States with entities in the Custodian’s foreign sub-custodial network;

WHEREAS, the Trust’s Board of Trustees has delegated to the Custodian the responsibilities of a Foreign Custody Manager (as defined in Rule 17f-5) with respect to the Portfolios’ foreign assets under the Custodian Agreement, and has further delegated to AGI Fund Management certain responsibilities with respect to the placement and maintenance of the Portfolios’ foreign assets with foreign securities depositories under Rule 17f-7; and

WHEREAS, AGI Fund Management now desires to delegate to AllianzGI U.S., and AllianzGI U.S. is willing to accept, responsibility for making certain determinations concerning the placement and maintenance of the Portfolios’ foreign assets with foreign securities depositories under Rule 17f-7.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1.	AGI Fund Management hereby delegates to AllianzGI U.S., as part of its overall duties and responsibilities to each Portfolio with respect to its management of each Portfolio’s portfolio and otherwise under the Sub-Advisory Agreement, responsibility (a) for making determinations with respect to the placement, maintenance and/or withdrawal of each Portfolio’s assets with or from depository institutions in accordance with Rule 17f-7, including determinations as to whether each Portfolio’s custody arrangements provide reasonable safeguards against the custody risks associated with maintaining assets with a depository institution, based on AllianzGI U.S.’s analysis of risk and other information provided by the Custodian pursuant to the Custodian Agreement, and (b) for informing AGI Fund Management and the Trust’s Board of Trustees when custodial risks associated with a Portfolio’s depository arrangements are a material factor in AllianzGI U.S.’s decision to invest the Portfolio’s assets in a foreign country.

2.	AllianzGI U.S. hereby accepts responsibility for the delegated duties and responsibilities set forth in paragraph 1 above.

3.	This Delegation Agreement may be terminated without payment of any penalty by AGI Fund Management or AllianzGI U.S. on 60 days’ written notice to the other parties. This Delegation Agreement shall terminate automatically with respect to a Portfolio without payment of any penalty in the event of its assignment or in the event that either the Management Agreement or the Sub-Advisory Agreement shall have terminated for any reason with respect to such Portfolio.

4.	A copy of the Trust’s Agreement and Declaration of Trust, and any amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Delegation Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Delegation Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

5.	This Delegation Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Delegation Agreement to be executed by their duly authorized representatives as of the date first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

Allianz Global Investors U.S. LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Member, US Executive Committee of Allianz Global Investors U.S. Holdings, LLC, Sole Member of Allianz Global Investors U.S. LLC

Accepted and Agreed by:

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

Foreign Securities Depositories Delegation Agreement